Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-238983 on Form S-3 and Registration Statement Nos. 333-231570 and 333-238964 on Form S-8 of our report dated March 30, 2022, relating to the financial statements of Axcella Health Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 30, 2022